Exhibit 99.1

CRH Medical Corporation Announces Purchase of remaining ownership in Central Colorado Anesthesia Associates

VANCOUVER, Sept. 3, 2019 /CNW/ - CRH Medical Corporation (the "Company") (TSX: CRH) (NYSE MKT: CRHM), announces that it has completed an accretive transaction whereby the Company has acquired the remaining 49% interest in Central Colorado Anesthesia Associates, LLC, ("CCAA") a gastroenterology anesthesia practice located in Colorado. CRH initially acquired 51% of this practice in September of 2017.

This transaction will increase adjusted operating EBITDA attributable to shareholders, as CRH now owns 100% of CCAA. This transaction was financed through a combination of CRH's credit facility and cash on hand.

Dr. Tushar Ramani, CEO of CRH, commented on the transaction, "We are pleased to announce our latest transaction in Colorado.  CCAA represents one of our premier GI Anesthesia partnerships, and we are grateful for the opportunity to extend it further with this second transaction.  With additions like this one, CRH remains well on its way toward its stated growth goals for 2019 and beyond."

Jay Kreger, President of CRH Anesthesia, added, "CCAA offered us a unique strategic opportunity to build further on what has been a very successful venture, while deepening our relationship with our GI partners in Colorado. This continues to be in line with the flexible ownership structures the GI market has come to value and appreciate in its associations with CRH."

About CRH Medical Corporation:

CRH Medical Corporation is a North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 23 anesthesia acquisitions. CRH now serves 52 ambulatory surgical centers in 11 states and performs approximately 333,000 procedures annually. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. CRH's O'Regan System is currently used in all 48 lower US states.

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SOURCE CRH Medical Corporation

View original content: http://www.newswire.ca/en/releases/archive/September2019/03/c5400.html

%CIK: 0001461119

For further information: CRH Medical Corporation, Richard Bear, Chief Financial Officer, 425-658-0151, rbear@crhmedcorp.com, http://investors.crhsystem.com/

CO: CRH Medical Corporation

CNW 08:30e 03-SEP-19